Exhibit 5.1

March 3, 2022	91966.00001

Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement (as defined below) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, with respect to the resale from time to time by certain selling stockholders of the Company as detailed in the Prospectus Supplement (the “Selling Stockholders”) of up to 1,281,662 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issued pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2022 (the “Merger Agreement”), by and among the Company, Virex Health, Inc., VH Merger Sub I, Inc., the Company’s wholly owned subsidiary, VH Merger Sub II, LLC, the Company’s wholly owned subsidiary and Fortis Advisors LLC, as representative of the equityholders of Virex Health, Inc. The resale of the Shares is being registered pursuant to a registration statement on Form S-3 under the Act, filed with the Commission on December 23, 2021 (Registration No. 333-261888) (the “Registration Statement”, a base prospectus dated December 23, 2021 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated March 3, 2022 filed with the Commission pursuant to 424(b)(7) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”)). The Registration Statement was filed with the Commission and became automatically effective on December 23, 2021. This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Act.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement;

(ii)	the Restated Certificate of Incorporation of the Company, as amended from time to time, as certified as of March 3, 2022 by the Secretary of State of the State of Delaware;

(iii)	the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of March 3, 2022;

March 3, 2022

(iv)	the Merger Agreement;

(v)	a certificate, dated as of March 3, 2022, from the Secretary of State of the State of Delaware certifying as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”); and

(vi)	resolutions adopted by the board of directors of the Company (or a committee thereof), certified by an officer of the Company, relating to, among other things, the approval of the Merger Agreement.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the Selling Stockholders under the Prospectus. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about March 3, 2022, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP